EXHIBIT A

SCHEDULE OF TRANSACTIONS

Effected by the Juniper Targeted Opportunity Fund, L.P.:
Date of Transaction	Number of Shares Sold	Price Per Share*	Low Price	High Price
November 2, 2017	61,896	$30.03	$29.90	$30.25
November 6, 2017	439	$34.00	$34.00	$34.00
November 9, 2017	5,000	$32.16	$32.00	$32.76
November 10, 2017	400	$32.02	$32.00	$32.08
November 13, 2017	8,653	$32.04	$32.00	$32.30
November 14, 2017	400	$32.07	$32.00	$32.17
November 15, 2017	1,524	$32.05	$32.00	$32.13
November 16, 2017	15,000	$32.34	$32.00	$32.50
November 17, 2017	6,504	$32.12	$32.00	$32.34

Effected by Alexis P. Michas:
Date of Transaction	Number of Shares Sold	Price Per Share
November 16, 2017	6,957	$32.50

*The Price Per Share reported above is a weighted average price. The Shares were sold in multiple transactions at a range of prices as reflected in the table above. Upon request, the Reporting Persons undertake to provide the Issuer, any security holder of the Issuer, or the SEC full information regarding the Shares purchased at each separate price within the ranges set forth above.